Exhibit 4.17

[English Translation]

Tripartite Agreement

On the Transfer of Rights and Obligations

Relating to the Interconnection and

Settlement Arrangements

Among

China Mobile Communications Corporation,

China Tietong Telecommunications Corporation

and

China Mobile Limited

This Agreement is entered into by and among the following three parties in Beijing:

Party A: China Mobile Communications Corporation (“CMCC”)
Legal Representative: Wang Jianzhou
Address: 29 Finance Avenue, Xicheng District, Beijing

Party B: China Tietong Telecommunications Corporation (“Tietong”)
Legal Representative: Zhao Jibin
Address: 2 Guangningbo Street, Xicheng District, Beijing

Party C: China Mobile Limited (“CML”)
Legal Representative: Wang Jianzhou
Address: The Center, 99 Queen’s Road Central, Hong Kong

Whereas:

1.	Party B is consolidated into Party A pursuant to the Announcement on Deepening the Reform of the Structure of the Telecommunications Sector in Mainland China jointly issued by the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance;

2.

Party A and Party B executed the Interconnection and Settlement Arrangement Agreement between China Mobile Communications Corporation and Railway Communication Co., Ltd. on January 29, 2002; Annex 1: Supplementary Agreement to the Interconnection and Settlement Arrangement Agreement between China Mobile Communications Corporation and Railway Communication Co., Ltd. on Opening Up Tietong’s Account Card Dial-up Service on March 29, 2002 (expired); Annex 2: Interconnection and Settlement Arrangement Agreement in Connection with the Land Cellular Mobile Network of CMCC and the IP Phone Network of Railway Communication Co., Ltd. on April 29, 2002; the Supplementary Agreement between China Mobile Communications Corporation and Railway Communication Co., Ltd. in Connection with Access to Long Distance Call Networks Selected by Mobile Subscribers for Calls to Mobile Subscribers of Another Locations on September 9, 2002 (expired); the Supplementary Agreement on Opening Up Tietong’s IDD, 197 Long Distance Call and 197300 Account Card Dial-up Businesses on May 15, 2003; the Memorandum on Opening Up Tietong’s IP Phone Business, Internet Dial-up

Access Business, Calling Card Business and Business Stations on March 9, 2004; the Supplementary Agreement on Sharing of Charges by Tietong’s 4007 Calling and Called Parties on February 4, 2005; the Agreement for the Trial Interconnection in Chongqing, Shenyang and Changchun between CMCC’s Land Cellular Telecommunications Network and Tietong’s 800MHz Pilot iDEN for the Trial Commercial Operation (the “Trial Interconnection Agreement”) on April 20, 2005; the Supplementary Agreement on Opening Up Tietong’s Provincial Voice Mailbox Business (102199) on December 21, 2005; the Supplementary Agreement to the Trial Interconnection Agreement (Opening Up Tietong’s iDEN Business in Qinhuangdao) on July 9, 2007; the Agreement between Tietong and CMCC on Internet Backbone Network Direct Interconnection (Direct Interconnection to 2.5G in Beijing) on August 4, 2006; and the Agreement between CMCC and Tietong on Internet Backbone Network Capacity Expansion (Capacity Expansion to 1G in Beijing) on December 27, 2007. A total of 12 agreements have been executed, of which two have expired and the remaining are still in effect, and they are hereinafter collectively referred to as the “Interconnection and Settlement Arrangement Agreements between Party A and Party B”; and

3.	The rights and obligations of Party A under the Interconnection and Settlement Arrangement Agreements between Party A and Party B shall be transferred and assigned to Party C after the consolidation of Party B into Party A. Pursuant to the relevant provisions of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”), the interconnection and settlement arrangements between Party B and Party C shall constitute a connected transaction of Party C and Party C shall enter into a written agreement in relation to any such transaction.

THEREFORE, following amicable consultations, Party A, Party B and Party C have reached the following agreements:

Article 1	The parties agree that all the rights and obligations of Party A under the Interconnection and Settlement Arrangement Agreements between Party A and Party B be transferred and assigned to Party C.

Article 2	All inter-network businesses opened up to each other by Party A and Party B by means of joint announcements shall be carried out by Party B and Party C in accordance with such joint announcements, unless otherwise agreed by Party B and Party C in writing.

Article 3	No party shall disclose any content of this Agreement to any other party without the written consent from the other two parties, except that Party C may do so in compliance with the Hong Kong Listing Rules or as otherwise required by the relevant laws and regulations.

Article 4	Any matters that are not addressed under this Agreement shall be solved through discussions among the three parties hereto. Supplementary agreements may be entered into when necessary.

Article 5	This Agreement shall be executed in six (6) counterparts, two (2) of which be retained by each party hereto.

Article 6	This Agreement shall come into effect on the date when it has been duly executed by the legal representative of each other or its authorized representative, and shall be valid until December 31, 2009. This Agreement shall be extended automatically for one year, unless any of the parties gives a written notice to the other two parties three (3) months before the expiration of this Agreement, notifying that it will not renew this Agreement.

Party A: China Mobile Communications Corporation
Legal representative or its authorized representative: /s/ WEI Lihong
Date: November 13, 2008

Party B: China Tietong Telecommunications Corporation
Legal representative or its authorized representative: /s/ WANG Guizhi
Date: November 13, 2008

Party C: China Mobile Limited
Legal representative or its authorized representative: /s/ LI Wei
Date: November 13, 2008